EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into, and to be effective as of, __________, 2024, by and between Software Effective Solutions, Inc., a Louisiana corporation (the “Company”), and ____________________ (the “Investor”). The Company and the Investor are referred to as the “Parties”.

WHEREAS, the Company has issued to the Investor a convertible promissory note (the “Note”), a true and correct copy of which is attached hereto as Exhibit A, in consideration of a loan by the Investor to the Company in the amount and on such date, the amount of principal and accrued interest thereon, as of the date of this Agreement, being $____________; and

WHEREAS, the Parties desire to exchange the Note held by the Investor as set forth on Schedule A (the “Surrendered Securities”) for ___________ shares of Class C Preferred Stock of the Company (the “Class C Preferred Stock”), the Certificate of Designation of which is attached hereto as Exhibit B and made a part hereof.

NOW, THEREFORE, in consideration of the rights and benefits that they will each receive in connection with this Agreement, the parties, intending to be legally bound, agree as follows:

1.Exchange. The Company and Investor agree to exchange the Surrendered Securities for the Class C Preferred Stock (the “Exchange”). The Class C Preferred Stock shall be issued pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act (as defined herein). For the avoidance of doubt, it is agreed that upon the consummation of the transactions contemplated by the Exchange, the Note will be null, void and of no further force and effect.

2.Holding Period. For the purposes of Rule 144, the Company represents, warrants and agrees that for the purposes of Rule 144, the holding period of the Class C Preferred Stock will include the Investor’s prior holding period under the Note.

3.Deliverables. The Company shall deliver to the Investor a duly authorized book entry statement reflecting the duly issued Class C Preferred Stock (the “Book Entry Statement”) and a copy of the Board of Directors’ resolution approving the transactions contemplated by this Agreement (the “Written Consent”). The Book Entry Statement and the Written Consent are referred to as the “Company Deliverables”.

4.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as of the date hereof as follows:

(a)Organization and Standing. The Company is a corporation duly organized, validly existing under, and by virtue of, the laws of the State of Louisiana and is in

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good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties or financial condition.

(b)Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to issue the Class C Preferred Stock hereunder, and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby.

(c)Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, sale, issuance and delivery of the Class C Preferred Stock and the performance of all of the Company’s obligations hereunder have been taken or will be taken prior to the Exchange. This Agreement has been duly executed by the Company and constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(d)Offering. Subject in part on the accuracy of the Investor’s representations herein, the offer, sale and issuance of the Class C Preferred Stock in conformity with the terms of this Agreement constitute transactions exempt from registration of under the Securities Act of 1933, as amended (the “Securities Act”) and from all applicable state securities laws.

5.Representations and Warranties of the Investor. Investor hereby represents and warrants as of the date hereof to the Company as follows:

(a)No Legal Disability. The Investor is under no legal disability with respect to the Investor’s entering into and performing under this Agreement.

(b)Own Account. The Investor is acquiring the Class C Preferred Stock for the Investor’s own account.

(c)Investment Purpose. As of the Exchange, the Investor is purchasing the Class C Preferred Stock, including the shares of common stock issuable upon conversion of or otherwise pursuant to the Class C Preferred Stock, for the Investor’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933 as amended (the “Securities Act”); provided, however, that by making the representations herein, the Investor does not agree to hold any of such securities for any minimum or other specific term and reserves the right to dispose of such securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

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(d)Legends. The Investor understands that until such time as the Class C Preferred Stock, including the shares of common stock issuable upon conversion of or otherwise pursuant to the Class C Preferred Stock, have been registered under the Securities Act or may be sold pursuant to Rule 144, Rule 144A under the Securities Act, Regulation A, Regulation S or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, such securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such securities):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE/EXERCISABLE] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A, REGULATION S, OR OTHER APPLICABLE EXEMPTION UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue a certificate or book entry statement for the applicable shares of common stock without such legend to the holder upon which it is stamped or (as requested by such holder) issue the applicable shares of common stock to such holder by electronic delivery by crediting the account of such holder’s broker with The Depository Trust Company (“DTC”), if, unless otherwise required by applicable state securities laws, (a) such security is registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) the Company or the Investor provides the an opinion of counsel to the effect that a public sale or transfer of such security may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with any such issuance. The Investor agrees to sell all such securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

6.No Short Sales. The Investor agrees that, for so long as shares of the Class C Preferred Stock remain outstanding, the Investor shall not, directly or indirectly, enter into or effect “short sales” of the common stock of the Company or hedging transaction which establishes a short position with respect to the common stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by the Investor, the Investor immediately owns the shares of common stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

7.Condition Precedents. The effectiveness of this Agreement as of the date first above written, is subject to the conditions precedent that: (a) an agreement in the same form as

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this Agreement is duly executed by all investors similarly situated to the Investor; and (b) copies of such agreements along with their respective Exhibits, are delivered to the Investor. This Agreement shall be null and void ab initio if the foregoing conditions are not met within thirty (30) days of the date first written above.

8.Miscellaneous.

(a)Entire Agreement. This Agreement, together with the schedules attached hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written with respect to such matters.

(b)Notices. All notices, demands requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (1) personally served, (2) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (3) delivered by reputable air courier service with charges prepaid, or (4) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (B) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall occur first.

(c)Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

(f)No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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(g)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the transactions contemplated hereby shall be governed by and construed and enforced in accordance with the internal laws of the State of Louisiana, without regard to the principals of conflicts of law thereof.

Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Austin, Texas.

Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Austin, Texas, for the adjudication of any dispute hereunder or in connection herewith or the transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not venue for such proceeding.

Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

(h)Survival. The representations and warranties contained herein shall survive the Exchange for the applicable statute of limitations.

(i)Execution. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature was an original thereof.

(j)Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ, an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

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(k)Construction. The parties hereto agree that each of them and/or their respective counsel have reviewed and have had an opportunity to revise this Agreement and the schedules attached hereto. This Agreement shall be construed according to its fair meaning and not strictly for or against any party. The word “including” shall be construed to include the words “without limitation.” In this Agreement, unless the context otherwise requires, references to the singular shall include the plural and vice versa.

[ SIGNATURE PAGE FOLLOWS ]

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[ SIGNATURE PAGE TO EXCHANGE AGREEMENT ]

IN WITNESS WHEREOF, the undersigned have executed this Exchange Agreement as of the date first above written.

COMPANY:

SOFTWARE EFFECTIVE SOLUTIONS, INC.

By: __________________________

Jose Gabriel Diaz

Chief Executive Officer

INVESTOR:

__________________________

(Signature)

__________________________

(Printed Name of Investor)

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EXHIBIT A

Copy of the Note

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EXHIBIT B

Certificate of Designation of Class C Preferred Stock

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

CLASS C PREFERRED STOCK

TERMS OF SERIES C PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Class C Preferred Stock (the “Class C Preferred Stock”) and the number of shares so designated shall be Nine Hundred Thousand (900,000).

Section 2. Stated Value. The Class C Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”).

Section 3. Fractional Shares. The Class C Preferred Stock may be issued in fractional shares.

Section 4. Voting Rights. Each share of the Class C Preferred Stock shall be entitled to one (1) vote on all matters with the outstanding shares of Company common stock (the “Common Stock”).

Section 5. Interest. Each share of the Class C Preferred Stock shall bear interest on the Stated Value thereof at the rate of ten percent (10%) per annum from the date of its issue until converted or redeemed, in accordance with Section 8 and Section 9, respectively.

Section 6. Dividends. The Class C Preferred Stock shall be treated pari passu with the Common Stock, except that the dividend on each share of Class C Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Price, as that term is defined in Section 8(a).

Section 7. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders (each, a “Holder”, collectively, the “Holders”) of Class C Preferred Stock shall be treated pari passu with the Common Stock, except that the payment on each share of Class C Preferred Stock shall be an amount equal to One Dollar ($1.00) for each such share of the outstanding Class C Preferred Stock held by such Holder (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Company shall be distributed to the holders of the Common Stock.

Section 8. Conversion and Adjustments.

(a)Voluntary Conversion Right; Conversion Price. Any time following the date that is six (6) months from issuance, the Class C Preferred Stock shall be convertible into shares of the Common Stock, as follows:

Holders of Class C Preferred Stock may convert shares of Class C Preferred Stock held by them into shares of the Common Stock. The conversion price shall be $0.01 per share (the “Conversion Price”), subject to adjustments described in this Section 8. The number of shares of Common Stock receivable upon conversion of one (1) share of Class C Preferred Stock equals the Stated Value divided by the then-Conversion Price. A conversion notice (the “Conversion Notice”) may be delivered to Company by the method of the Holder’s choice (including, but not limited to, email, facsimile, mail, overnight courier or personal delivery), and all conversions shall be cashless and not require further payment from the Holder. If no objection is delivered from the Company to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 48 hours of delivery of the Conversion Notice, the Company shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. The Company shall deliver the shares of Common Stock from any conversion to the Holder within three (3) business days of Conversion Notice delivery. If the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, then, upon request of the Holder, and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or are effectively registered under the Securities Act, the Company shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System (“DRS”). If the Company is not participating in the DTC FAST program, then the Company agrees in good faith to apply and cause the approval for participation in the DTC FAST program.

(b)Automatic Conversion. Each share of Class C Preferred Stock shall automatically be converted into shares of Common Stock, at its then-effective Conversion Rate, on March 31, 2026.

(c)Limitation on Conversions. In no event shall the Holder be entitled to convert any Class C Preferred Stock, such that the conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Class C Preferred Stock or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon conversion of Class C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and the Holder’s affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Regulations 13D- G thereunder, except as otherwise provided in clause (2) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

(d)Adjustment to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Company at any time after the first issuance of a share of the Class C Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

(e)Adjustments for Reclassifications and Certain Reorganizations. In case the Company at any time after the first issuance of a share of the Class C Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Company is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Class C Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Class C Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(f)Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Class C Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class C Preferred Stock (the “Reserve Shares”); and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Class C Preferred Stock, the Company will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Class C Preferred Stock.

(g)Transfer Agent Instructions. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Class C Preferred Stock. In the event that an opinion of counsel, such as, but not limited to, a Rule 144 opinion, is needed for any matter related to this Class C Preferred Stock or the Common Stock, the Holder has the right to have any such opinion provided by its own counsel.

Section 9. Redemption. The Class C Preferred Stock may be redeemed by the Company at any time for a cash purchase price equal to the liquidation preference as of the redemption date, plus (a) accrued and unpaid interest and (b) accumulated and unpaid dividends.

Section 10. Protection Provisions. So long as any shares of Class C Preferred Stock are outstanding, the Company shall not, without first obtaining the majority written consent of the holders of Class C Preferred Stock, alter or change the rights, preferences or privileges of the Class C Preferred Stock so as to affect adversely the holders of Class C Preferred Stock.

The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders of the Class C Preferred Stock.

Section 11. Status of Converted Stock. In the event any shares of the Class C Preferred Stock shall be converted pursuant to Section 8 above, the shares Class C Preferred Stock so converted shall be cancelled and shall revert to the Company’s authorized but unissued Class C Preferred Stock.

Section 12. Transferability. This Class C Preferred Stock shall be transferable and may be assigned by the Holders, to anyone of their choosing without the Company’s approval subject to applicable securities laws. Each Holder of the Class C Preferred Stock covenants not to engage in any unregistered public distribution of the Class C Preferred Stock when making any assignments.

Section 13. Notices. Any notice required hereby to be given to the Holders of shares of the Class C Preferred Stock shall be deemed given if sent by email or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

Section 14. Miscellaneous.

(a)The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)Except as may otherwise be required by law, the shares of the Class C Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

Section 15. Waiver. Any of the rights, powers or preferences of the holders of the Class C Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Class C Preferred Stock then outstanding.

Section 16. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Class C Preferred Stock shall have no other rights, privileges or preferences with respect to the Class C Preferred Stock.